Exhibit 10.14

RESEARCH, DEVELOPMENT, ENGINEERING SERVICES

AND LICENSE MEMORANDUM AND AGREEMENT

THIS RESEARCH, DEVELOPMENT, ENGINEERING SERVICES AND LICENSE MEMORANDUM AND AGREEMENT (“Agreement”) is made by and among ProKidney, a Cayman Islands exempted limited company (“ProKidney Cayman”), a wholly-owned subsidiary of ProKidney LP, an Irish limited partnership (“ProKidney Ireland”) (hereinafter collectively “PROKIDNEY”) and DEKA PRODUCTS LIMITED PARTNERSHIP, a New Hampshire limited partnership with its principal offices at 340 Commercial Street, Manchester, New Hampshire 03101, and its general partner, DEKA RESEARCH & DEVELOPMENT CORP., a New Hampshire corporation of the same address (hereinafter collectively “DEKA”). PROKIDNEY and DEKA shall be referred to individually as “Party” and collectively as “Parties.”

WITNESSETH:

WHEREAS, DEKA has expertise in the design, development, and testing of sophisticated mobility technology and DEKA has previously developed and owns and, as a result of the Development Program (as defined herein), has come to develop and own and may further come to develop and own certain patent rights, copyrights, trade secrets, and/or confidential know-how relating to the ProKidney Field (as defined herein); and

WHEREAS, PROKIDNEY desired and continues to desire that DEKA undertake the Development Program (as defined herein) to attempt to develop Licensed Technology (as defined herein), for use within the ProKidney Field, and PROKIDNEY is willing to remunerate DEKA for such work on the Development Program; and

WHEREAS, DEKA desired and continues to desire that the Licensed Technology, if successfully developed, be made available for use within the ProKidney Field, on the terms stated herein; and

WHEREAS, PROKIDNEY wished to and continues to wish to have developed and made available such Licensed Technology, for use within the ProKidney Field, and for PROKIDNEY to obtain an exclusive, worldwide right and license to Commercialize (as defined herein) the Licensed Technology within the ProKidney Field;

WHEREAS, PROKIDNEY and DEKA reached an agreement on August 30, 2021 (the “Effective Date”) for DEKA to undertake components of the Development Program to attempt to develop Licensed Technology for use within the ProKidney Field so that PROKIDNEY could develop and make available such Licensed Technology, for use within the ProKidney Field, and for DEKA to grant PROKIDNEY an exclusive, worldwide right and license to Commercialize the Licensed Technology within the ProKidney Field, in return for DEKA being remunerated utilizing DEKA’s Standard Reimbursement Formula (as defined herein), but with amounts so due by PROKIDNEY to DEKA to be settled through the issuance of up to a certain number of Class B-1 Units of ProKidney Ireland (or through the issuance of an equivalent number of Class B-1 Profits Units of ProKidney Management Equity LLC (“PMEL”), which units represent an equivalent interest) (collectively, the “Class B-1 Units”) to DEKA (with such Class B-1 Units to be valued as at the date the amounts become due by PROKIDNEY to DEKA), and, once the obligation to procure the issuance of all such Class B-1 Units has fallen due, thereafter by cash payment by PROKIDNEY to DEKA; and

WHEREAS, the number of Class B-1 Units available to be issued to DEKA was subject to agreement among PROKIDNEY and its two (indirect) founding investors, and this number was agreed by the founding investors to be 2,750,000 Class B-1 Units; and

WHEREAS, PROKIDNEY and DEKA now wish to memorialize the agreements set forth above in this Agreement and set out further and more detailed terms of such agreements in this Agreement; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties hereto confirm the terms agreed and further agree such more detailed terms as follows:

SECTION 1 DEFINITIONS

Where capitalized and used in this Agreement, the following terms shall have the ascribed meanings:

1.1 The term “Affiliate” shall mean any company or other legal entity, other than PROKIDNEY or DEKA, in whatever country organized, now or hereafter controlling, controlled by, or under common control with PROKIDNEY or DEKA, as applicable, for the period during which such control exists. The term “control” means the possession, direct or indirect, of the power (whether or not exercised) to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise, and the term “entity” includes an individual, corporation or other entity.

1.2 The term “Business Day” means a day except a Saturday, a Sunday or other day on which banks in the State of Delaware are authorized or required by a legal requirement to be closed.

1.3 The term “Commercial Introduction” shall mean, with respect to Licensed Technology, the date that Licensed Technology are first made available in commercially reasonable quantities by PROKIDNEY, or PROKIDNEY uses such Licensed Technology within its operations, directly or by or through an Affiliate, in commercially reasonable quantities.

1.4 The term “Confidential Information” shall mean all information, including, without limitation, all data, samples, designs, reports, technologies, software, materials, and other information, and all copies thereof, made or disclosed for or in contemplation of the Development Program by a Party, its employees, or its contractors (the “Disclosing Party”) to another Party, its employees or contractors (the “Receiving Party”), excluding any information that:

a) at the time of the disclosure was known to the Receiving Party, as shown by written records, and was not previously subject to any obligation of confidentiality; or

b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure without breach of a prior obligation of confidentiality; or

c) becomes generally available to the public or otherwise part of the public domain after its disclosure other than through a breach of a confidentiality agreement (including, but not limited to, an act or omission in breach of this Agreement); or

d) becomes known to the Receiving Party by disclosure of a third party, as shown by written records, without an obligation of confidentiality; or

e) is hereafter independently developed by personnel of the Receiving Party that have not been exposed to the Confidential Information of the Disclosing Party, PROVIDED that the burden of proving such independent development shall be on the Receiving Party; or

f) is, or relates, to Intellectual Property that is owned by the Receiving Party pursuant to the terms of this Agreement.

1.5 The term “PROKIDNEY Intellectual Property” shall mean, collectively, any Intellectual Property in existence prior to the commencement of the Development Program, which PROKIDNEY owns, controls, or to which PROKIDNEY is empowered to grant a license. “PROKIDNEY Intellectual Property” shall also include any Intellectual Property developed by PROKIDNEY outside of the Development Program during the term of this Agreement.

1.6 The term “DEKA Intellectual Property” shall mean, collectively, any Intellectual Property: (a) in existence as of the Effective Date and incorporated by DEKA into any Licensed Technology or (b) resulting from the performance of the Development Program, which DEKA owns, controls, or is empowered to grant a license to during the Term.

1.7 The term “Development Contractor” shall mean any person or entity performing services under the Development Program. For the avoidance of doubt, the Advanced Regenerative Manufacturing Institute, which is also providing services to PROKIDNEY, shall not be considered as a Development Contractor to the Development Program, unless otherwise agreed by the Parties.

1.8 The term “Development Program” shall mean all of DEKA’s efforts relating to the Licensed Technology for use in the ProKidney Field, including, but not limited, to the development, regulatory approval, design control, continuing engineering, manufacture, and improvement of Licensed Technology, both prior to and after the Effective Date, to attempt to achieve the Development Purpose (as defined in Section 2.1).

1.9 The term “Exclusive Rights and License” shall mean the rights and licenses granted by DEKA to PROKIDNEY under Section 8.1 hereof.

1.10 The term “Improvements” shall mean any modification or enhancement of any Licensed Technology that allows the Licensed Technology, or any portion thereof, to perform the same, substantially similar, or an enhanced purpose in a better, more useful, or more economical way, or which permits a better or more economical means of manufacture or testing of the Licensed Technology, or any portion thereof.

1.11 The term “Intellectual Property” shall mean, collectively, any copyright, trade secret, devices, designs, materials, know-how, technology, information, invention, patent or patent application (including all continuations, continuations-in-part, divisions, renewals, and any other patent or patent application claiming priority thereof, all patents which may be granted thereon, all reissues, reexaminations and extensions thereof, and all foreign counterparts of any of the forgoing), methods, data, testing results, software or algorithms.

1.12 The term “Intellectual Property Losses” shall mean any and all damages, liabilities, claims, costs, charges, judgments, settlements and expenses (including attorney’s fees) or other losses to the extent resulting from, arising out of, or incurred in connection with, or otherwise with respect to any claim by a third-party asserting, arising from or premised upon any Intellectual Property-related right pursuant to Section 11.2.

1.13 The term “ProKidney Field” shall mean the use of Licensed Technology for any purposes relating to the provision of cell therapy for treatment of renal insufficiency (including, but not limited to, collecting cells from kidneys, injecting and/or inserting cells into kidneys, and manufacturing, monitoring, and testing of cells for injection and/or insertion of cells into kidneys).

1.14 The term “Licensed Technology” shall mean any technology resulting from the Development Program, including but not limited to: (a) an injection device, (b) an automated cell digester, (c) a cell stack manipulator, and (d) any other technology development project that is made part of the Development Program pursuant to the Development Plan (as may be as may be amended from time to time by a signed writing between the Parties).

SECTION 2 DEVELOPMENT AND PRODUCT SUPPORT OBLIGATIONS

2.1 Development Purpose. The purpose of the Development Program is to achieve as expeditiously as practicable, the development and testing of Licensed Technology in accordance with the Development Plan agreed upon by the Steering Committee (and as may be amended from time to time) (the “Development Purpose”). PROKIDNEY and DEKA shall undertake the Development Program to attempt to achieve the Development Purpose.

2.2 Joint Steering Committee. To manage the Development Program and attempt to achieve the Development Purpose, PROKIDNEY and DEKA will form a joint steering committee (“Steering Committee”) as follows:

a) Membership; Voting; Meetings. The Steering Committee shall consist of four (4) members in total, with two representatives designated by PROKIDNEY (and reasonably acceptable to DEKA) and two representatives designated by DEKA (and reasonably acceptable to PROKIDNEY). Such Steering Committee shall act by unanimous agreement of all such members, provided, however, that any modifications to the Development Plan shall be subject to the signed approval of the Parties. A Party may change any of its representatives at any time upon written notice to the other Party. The Steering Committee shall meet, either in person or by telephone, approximately once each calendar quarter (unless otherwise agreed by the Steering Committee).

b) Purpose. The Steering Committee shall be responsible for establishing and reviewing the progress of the Development Program toward achieving the Development Purpose.

c) Conflict Resolution. The Steering Committee shall attempt in good faith to resolve any conflict arising within the Steering Committee, PROVIDED that, in the event that a dispute cannot be resolved promptly by the Steering Committee, the dispute may be referred to Dean Kamen (or his successor, as appointed by DEKA) (“Mr. Kamen”), and Tim Bertram (or such person’s successor, as appointed by PROKIDNEY) (“Mr. Bertram”), for resolution. If Mr. Kamen and Mr. Bertram are not able to resolve the matter through good faith negotiations within thirty (30) Business Days of first being presented, then either Party may pursue mediation pursuant to Section 14.4.

2.3 Development Plan. DEKA shall lead the Development Program and, unless otherwise agreed by the Steering Committee (pursuant to the procedures set forth in Section 2.2), DEKA shall be primarily responsible for all activities relating to the Development Program. The Development Program shall be governed by a development plan (“Development Plan”) attached hereto as Exhibit A (as may be amended from time to time by a signed writing between the Parties), which sets forth a mutually agreed scope of work generally consistent with this Agreement, including a non-binding cost estimate, desired deliverables, and the roles and responsibilities of DEKA and PROKIDNEY. In the event of any inconsistencies between the Development Plan and this Agreement, the terms and conditions of this Agreement shall control.

2.4 DEKA Development Program Efforts. Subject to the terms of this Agreement, DEKA shall perform the obligations assigned to it under the Development Plan and this Agreement, which shall include without limitation:

a) developing prototypes of Licensed Technology for testing as described in the Development Plan;

b) conduct preparations and engineering support for trials, as needed, of Licensed Technology;

c) cooperate with PROKIDNEY to implement an appropriate regulatory strategy for Licensed Technology;

d) maintain the design history file, provide design control in compliance with DEKA’s quality system (unless otherwise mutually agreed by the Steering Committee), and provide continuing engineering for Licensed Technology;

e) collaborate with PROKIDNEY to develop an appropriate plan for the manufacture and manufacturing supply chain for the Licensed Technology;

f) take such other efforts within the scope of this Agreement as set forth in the Development Plan or as otherwise agreed to by the Steering Committee.

DEKA shall ensure that all Development Contractors engaged by DEKA to perform aspects of the Development Program comply with the terms and conditions of this Agreement.

2.5 PROKIDNEY’s Development Program Efforts. Subject to the terms of this Agreement, PROKIDNEY shall perform the efforts assigned to it under the Development Plan (or as otherwise agreed by the Steering Committee) to achieve the Development Purpose.

2.6 No Transfer of Development Program Materials. As part of the Development Program, prototypes, tooling, fixtures, test equipment, and other materials may be utilized (“Development Program Materials”). Subject to the terms of this Agreement, DEKA shall own all Development Program Materials developed by DEKA or its Development Contractors in conjunction with the Development Program. All such Development Program Materials provided by DEKA to PROKIDNEY for analysis, testing, and/or other activities related to the Development Program shall remain the property of DEKA. For the avoidance of doubt, to the extent that any DEKA Intellectual Property is incorporated into any such Development Program Materials (or necessary to utilize any such Development Program Materials), such DEKA Intellectual Property shall be included in the Exclusive Rights and License.

2.7 Disclaimer. Anything in this Agreement to the contrary notwithstanding, DEKA does not extend or make any guarantees, warranties or representations regarding the successful development, testing or commercial viability of any Licensed Technology. PROKIDNEY and DEKA acknowledge that each Party is actively involved in other, unrelated development programs of equal priority, but each Party agrees to use its Commercially Reasonable Efforts to achieve the Development Purpose. PROKIDNEY and DEKA acknowledge that any cost and time estimates provided are non-binding estimates made in good faith based upon the Development Program.

SECTION 3 FUNDING OF RESEARCH AND DEVELOPMENT

3.1 Reimbursement. PROKIDNEY shall reimburse DEKA on a cost plus system for DEKA’s efforts (and the efforts of DEKA’s Development Contractors) under the Development Program as described below in this Section 3.1. DEKA will bill its services at all direct labor incurred plus one hundred sixty percent (160%) labor overhead, plus direct material, plus zero percent (0%) general and administration, plus ten percent (10%) fee; that is, according to the following formula:

((L x 2.6) + M) x 1.1 = reimbursement

where “L” equals direct labor and “M” equals non-labor direct project costs (such as materials, Development Contractors, consultants, and other direct costs) (“DEKA’s Standard Reimbursement Formula”), PROVIDED that:

a) PROKIDNEY shall be obliged to settle this reimbursement, initially, through procuring that ProKidney Ireland or PMEL, as determined by PROKIDNEY, issues up to 2,750,000 Class B-1 Units to recipients as directed by DEKA and identified to PROKIDNEY on or prior to the date of this agreement (the “DEKA Recipients”), each of whom shall enter into the form of subscription agreement attached as Exhibit B hereto in connection with such issuance of Class B-1 Units (the “Subscription Agreement”), with such Class B-1 Units to be valued for these purposes as at the day the reimbursement falls due to be settled by PROKIDNEY as determined in accordance with the following sentence. The Parties agree that this obligation has fully vested on PROKIDNEY by virtue of work carried out by DEKA up to December 31, 2021 as follows: the total value of the work carried out by DEKA to December 31, 2021 amounts to $4,163,992.23 and the value of 2,750,000 Class B-1 Units as of December 31, 2021 amounts to $2,502,500.00. PROKIDNEY hereby acknowledges its present and fully vested obligation to procure the issuance, by ProKidney Ireland or PMEL, as applicable, of these 2,750,000 Class B-1 Units to the DEKA Recipients. The Class B-1 Units issued to the DEKA Recipients in accordance with this Section shall be subject to the provisions of the Subscription Agreements and the governing documents (including applicable transfer restrictions) of ProKidney Ireland or PMEL, as applicable. The parties agree that, as of December 31, 2021, the total cash payment due by PROKIDNEY to DEKA equals $1,661,492.23; and

b) PROKIDNEY shall thereafter settle all further amounts due under this Section 3.1 through cash payment.

3.2 Taxes. DEKA is responsible for the payment and remittance of all applicable federal, state or local taxes or foreign taxes resulting from payments received from PROKIDNEY, including payments of Class B-1 Units and cash pursuant to Section 3.1 of this Agreement. DEKA acknowledges and agrees that DEKA is obligated to report as income all payments received from PROKIDNEY pursuant to this Agreement. DEKA agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. DEKA shall pay all applicable unemployment and disability insurance required by the applicable jurisdictions in which DEKA conducts business. DEKA agrees to indemnify, defend and hold PROKIDNEY harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on PROKIDNEY by the relevant taxing authorities with respect to any payments made to DEKA pursuant to this Agreement or any liability related to the withholding of such taxes.

SECTION 4 RESEARCH REPORTS AND ACCOUNTING

4.1 Monthly Reporting and Reimbursement. DEKA shall furnish to PROKIDNEY during the Term written monthly reports (“Monthly Report”) within approximately fifteen (15) days following the start of each month, containing an accounting of the reimbursement due for the preceding month. PROKIDNEY shall reimburse DEKA for all undisputed amounts within thirty (30) days of receipt of each Monthly Report. Should PROKIDNEY wish to dispute any amount set forth in a Monthly Report, PROKIDNEY shall notify DEKA in writing, within thirty (30) days of receipt of such Monthly Report, of such disputed amount and PROKIDNEY and DEKA shall use their respective reasonable efforts to amicably resolve the dispute. In the event that PROKIDNEY and DEKA do not amicably resolve a dispute within thirty (30) days of such written notification of dispute, the Parties shall follow the dispute resolution procedures set forth in Section 14.4 herein.

4.2 Audits of Books and Records. DEKA shall keep full, true and accurate books and records which account for the services rendered by DEKA under the Development Program, which account for the payments due to DEKA under this Section 4. Such books and records shall be maintained until the fifth (5th) anniversary of the termination of this Agreement or the completion of the final Milestone on any Project (as described in Exhibit A) unless a longer timeframe for records maintenance is provided in an SOW or the Development Plan. PROKIDNEY, at its own expense, shall have the right during normal business hours on ten (10) days’ prior written notice to DEKA and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by PROKIDNEY and acceptable to DEKA examine the relevant books and records of DEKA for the two (2) preceding years for the purpose of verifying the payments under this Section 4 for those two (2) years (PROVIDED that payments for such years have not been the subject of a prior audit). Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to DEKA a standard confidentiality agreement and shall not disclose to PROKIDNEY any information relating to DEKA’s business, except whether DEKA’s invoices are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the payment due under this Section 4. If such examination reveals a discrepancy, and neither party disputes such conclusion, PROKIDNEY shall pay to DEKA any additional amount owed to DEKA, or DEKA shall refund to PROKIDNEY any excess payments made by PROKIDNEY, as appropriate. In the event of a dispute, the provisions of Section 14.4 shall apply.

4.3 Inspections. During the term of this Agreement and for five (5) years thereafter, PROKIDNEY’s authorized representative(s) and governmental regulatory authorities, shall be permitted to inspect and audit Service Provider’s premises, records, processes, software, and systems used by Service Provider in connection with this Agreement, for quality assurance purposes. Any such PROKIDNEY audit will be conducted at PROKIDNEY’s sole expense, during DEKA’s regular business hours and upon reasonable prior notice to DEKA. In the event an audit reveals DEKA’s noncompliance, DEKA shall immediately implement appropriate corrective action at DEKA’s expense.

SECTION 5 COMMERCIALIZATION AND MANUFACTURE

5.1 Support of the Development Program. DEKA and PROKIDNEY shall use Commercially Reasonable Efforts to support the Development Program and to attempt to achieve the Development Purpose as soon as practicable.

5.2 Manufacturing. Upon the request of PROKIDNEY, DEKA (or a DEKA Affiliate) shall provide support for establishing the manufacturing supply chain for, and making arrangements for the production of, Licensed Technology as part of the Development Program, by DEKA (or a DEKA Affiliate) or by one or more third party contract manufacturers, as mutually agreed by the Parties. Any Licensed Technology manufactured by DEKA (or a DEKA Affiliate) shall be supplied pursuant to a supply agreement(s) between DEKA, PROKIDNEY, and any other entity or entities providing contract manufacturing services, which supply agreement(s) shall be negotiated in good faith no later than six (6) months prior to the anticipated Commercial Introduction. If the Parties agree to the use of one or more contract manufacturers for some or all of the manufacturing supply chain and/or production, such support shall include helping to identify such contract manufacturer and assisting with the transfer of the Licensed Technology, and associated know-how, necessary to implement a manufacturing supply chain and production, as appropriate.

SECTION 6 PROPRIETARY INFORMATION

6.1 Treatment of Confidential Information. All Confidential Information of a Disclosing Party disclosed to a Receiving Party shall be treated by the Receiving Party as confidential throughout the Term and for so long thereafter as the information remains Confidential Information. The Receiving Party shall: (i) treat and safeguard such Confidential Information in the same manner as its own proprietary information of a similar type, which in no event shall be less than reasonable care; (ii) limit access to only those employees and contractors who need to know for purposes of this Agreement; (iii) assure that such persons and entities are under the same obligations of confidentiality as are included in this Agreement; and (iv) assure that such persons do not use such Confidential Information except as necessary to perform its obligations under this Agreement, and use such Confidential Information consistent with Section 7. If this Agreement is terminated for any reason, the Receiving Party, upon request of the Disclosing Party, shall return all Confidential Information in its possession or certify that all Confidential Information in its possession has been destroyed within thirty (30) days of such request, except that the Receiving Party shall be permitted to maintain, at its own cost and expense, one archival copy of any Confidential Information necessary to support its regulatory compliance. Such archival copy shall be maintained subject to the confidentiality requirements of this Agreement and shall only be used for the satisfaction of the regulatory obligations of the Receiving Party.

6.2 Disclosures Required by Law. The Receiving Party shall not be liable to the Disclosing Party for disclosure of any Confidential Information received hereunder if such disclosure is made pursuant to a governmental or judicial mandate, PROVIDED that the Receiving Party shall have given the Disclosing Party prompt notice of such mandate prior to the submission of such Confidential Information, and FURTHER PROVIDED that the Receiving Party shall have cooperated with any efforts by the Disclosing Party to intervene in such proceedings or otherwise prevent such disclosure.

SECTION 7 OWNERSHIP OF LICENSED SUBJECT MATTER

7.1 DEKA Intellectual Property. Subject to the Exclusive Rights and License, and except as expressly set forth in Sections 7.2, DEKA shall own title to any and all Intellectual Property created, developed and/or invented as a result of, or in conjunction with, the Development Program.

7.2 PROKIDNEY Intellectual Property. PROKIDNEY shall own title to any and all Intellectual Property created, developed and/or invented solely by PROKIDNEY independent of any assistance from DEKA as a result of PROKIDNEY’s own development efforts separate and apart from the Development Program.

7.3 Cooperation. To the extent the Parties are able to do so, the Parties shall provide each other with reasonable opportunity to advise the other and shall cooperate with each other in the prosecution of all patent applications.

7.4 Party Employee Agreements. Each of the Parties represent and warrant that it and its employees have entered into agreements wherein its employees agreed to assign their rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their employment with such Party to that Party. DEKA will enforce the same so that DEKA can perfect its title to the DEKA Intellectual Property and PROKIDNEY can perfect its title to the Intellectual Property PROKIDNEY is entitled to own under this Agreement. Furthermore, each of the Parties represents and warrants that it has caused or will cause all additional employees, or personnel performing work pursuant to the Development Program, to execute similar agreements with respect to the rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their association with such Party and will enforce such agreements so that the Party can perfect its title to the Intellectual Property it is entitled to own under this Agreement.

SECTION 8 EXCLUSIVE RIGHTS AND LICENSE

8.1 Exclusive Rights and License.

a) Exclusive License. DEKA hereby grants to PROKIDNEY a worldwide, exclusive, royalty-free, perpetual, irrevocable (except as set forth in Section 12) license to practice the DEKA Intellectual Property to make, have made, use, offer for sale, sell and import the Licensed Technology and Improvements thereto, all solely within the ProKidney Field.

b) DEKA Development License. DEKA hereby grants PROKIDNEY an exclusive, worldwide, royalty-free, perpetual (except as set forth in Section 12) license to use the DEKA Intellectual Property solely for the purpose of developing, in collaboration with DEKA, the Licensed Technology for commercial use in the ProKidney Field.

c) Sublicense Rights. Subject to the terms of this Agreement, PROKIDNEY shall have the right to grant a sublicense to the rights and license granted under this Section 8.1(a) – (b) (“Exclusive Rights and License”) for use within the ProKidney Field to any ProKidney Affiliate and, subject to DEKA’s prior written approval (not to be unreasonably withheld or delayed), to any third party. DEKA shall provide a response to PROKIDNEY’s notice of intent to sublicense to any third party within ninety (90) days, unless otherwise agreed by the Parties. Any sublicense granted by PROKIDNEY must be consistent herewith and PROKIDNEY shall remain responsible for performance of PROKIDNEY’s obligations hereunder. Any sublicense under this Section 8.1(c) must be subject to a confidentiality agreement no less restrictive than the confidentiality provisions contained in Section 6 herein prior to the grant of such sublicense or transmission of any Confidential Information.

d) PROKIDNEY Improvements. ProKidney shall own all title to any and all Improvements to the Licensed Technology conceived, created, reduced to practice, developed and/or invented solely by ProKidney independent of any assistance from DEKA as a result of PROKIDNEY’s own development efforts separate and apart from the Development Program.

8.2. DEKA Rights to Licensed Patents. For the avoidance of doubt, DEKA reserves all rights to the DEKA Intellectual Property, except as specifically granted in Sections 7 and 8, including, without limitation, the right to utilize (by licensing others and otherwise) the DEKA Intellectual Property outside of the ProKidney Field during the Term.

8.3. Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code. ProKidney, as licensee, may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, if a Party elects to retain its rights as a licensee under any Bankruptcy Code, such party will be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology will be delivered to the licensee party not later than: (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or (b) if not delivered under the foregoing clause (a), upon the rejection of this Agreement by or on behalf of the licensor, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code. As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

SECTION 9 RESERVED

This Section reserved.

SECTION 10 PATENT FILINGS

10.1 Disclosure of Patent Filings. DEKA shall promptly disclose to PROKIDNEY, and PROKIDNEY shall promptly disclose to DEKA, all inventions arising out of the Development Program, including patents and patent applications and any other intellectual property protections.

10.2 DEKA Patent Filing.

a) In the United States. For inventions that DEKA owns pursuant to Section 7.1 herein, DEKA may elect to file and prosecute patent applications directed to any such inventions and such applications shall be filed, prosecuted, and maintained in DEKA’s name at DEKA’s expense utilizing patent counsel selected by DEKA. Should DEKA elect not to file a certain patent application despite the written request by PROKIDNEY, PROKIDNEY may elect to file, prosecute, and maintain such patent application in DEKA’s name and at PROKIDNEY’s expense utilizing patent counsel selected by PROKIDNEY and reasonably acceptable to DEKA.

b) Outside the United States. PROKIDNEY shall notify DEKA when PROKIDNEY desires that DEKA file for patent protection in respect to DEKA Intellectual Property in any country other than the United States. Such applications shall be filed, prosecuted, and maintained by DEKA in DEKA’s name utilizing patent counsel selected by DEKA and reasonably acceptable to PROKIDNEY. PROKIDNEY shall reimburse DEKA for reasonable mutually agreed outside patent counsel and other out-of-pocket expenses incurred in connection with preparing, filing, and maintaining such patents and patent applications on a quarterly basis, provided, however, that if DEKA has executed a license with a third party who will make use of the patent in such country outside of the PROKIDNEY Field, PROKIDNEY shall only be required to pay its pro rata portion of such fees and expenses. DEKA and PROKIDNEY shall work cooperatively to estimate the patent expenses to be paid on a quarterly basis.

10.3 Cooperation. With respect to all patent applications referred to above, and to the extent the Parties are able to do so, the Parties shall provide each other with reasonable opportunity to advise the other and shall cooperate with each other at its own expense in the prosecution of all such patent applications, such cooperation not to include retention, payment of costs or expenses, and reimbursement of counsel and similar activities unless mutually agreed by the Parties.

SECTION 11 INFRINGEMENT AND INDEMNIFICATION

11.1 DEKA Enforcement Actions. Each Party shall promptly notify the other in writing if the Party becomes aware of any actually or reasonably suspected infringement or misappropriation by a third party of any DEKA or PROKIDNEY Intellectual Property including, without limitation, with such written notice any evidence available to it of such infringement or misappropriation by such third party. As between the Parties to this Agreement, PROKIDNEY shall have the right, but not the obligation, to bring an Enforcement Action against such third party for infringement of any DEKA Intellectual Property solely within the ProKidney Field and join DEKA as a party plaintiff, PROVIDED that PROKIDNEY shall bear all expenses of such Enforcement Action. DEKA shall reasonably cooperate with PROKIDNEY in such Enforcement Action, including, without limitation, by providing PROKIDNEY with reasonable access to materials and witnesses. DEKA shall have the right to consult with PROKIDNEY and to participate in and be represented by independent counsel in such Enforcement Action. Neither Party shall settle any such litigation, if such settlement would have a material adverse effect on the DEKA Intellectual Property or the PROKIDNEY Intellectual Property, unless the other Party gives prior, written consent, which consent shall be timely and not be unreasonably withheld. Any damages or other monies awarded or received in settlement of an Enforcement Action brought by PROKIDNEY shall be first applied to reimburse PROKIDNEY’s reasonable unreimbursed expenses. Any remainder relating to infringement or misappropriation within the ProKidney Field shall then be paid to PROKIDNEY, except that PROKIDNEY shall reimburse DEKA for its reasonable attorneys’ fees. For infringement of any DEKA Intellectual Property both within and outside of the ProKidney Field, DEKA and PROKIDNEY will reasonably cooperate with any relevant DEKA licensees to determine an appropriate sharing of responsibilities and expenses for any Enforcement Action.

11.2 Third Party Infringement Claims. In the event PROKIDNEY is charged with infringement of any Intellectual Property-related right by a third-party based on the sale, lease, use, or manufacture of Licensed Technology, each Party shall immediately notify the other Parties of such claim in writing. PROKIDNEY shall have the exclusive to right to defend against such claim and DEKA will reasonably cooperate with PROKIDNEY, including, without limitation, by providing PROKIDNEY with reasonable access to materials and witnesses, in any such action and shall have the right to consult with PROKIDNEY and be represented by its own counsel. PROKIDNEY shall cover all costs of defending against such claim and PROKIDNEY shall have no remedy against DEKA for any Intellectual Property Losses.

11.3 Freedom to Operate Analyses. Upon reasonable request of PROKIDNEY, DEKA shall provide reasonable assistance by conducting with PROKIDNEY appropriate analyses of freedom to operate with respect to Licensed Technology, including (i) sharing lists of identified patents and patent applications that may constitute prior art references to one or more aspects of the Licensed Technology, (ii) providing input regarding the initial prioritization of such potential prior art references, (iii) contributing technical and legal input regarding such potential prior art references, and (iv) conducting regular coordination teleconferences and/or in person meetings between DEKA’s counsel and, as needed, technical personnel, and PROKIDNEY’s counsel regarding the substance and progress of the freedom to operate analysis. DEKA and PROKIDNEY shall execute promptly a community of interest agreement to facilitate the cooperation between DEKA and PROKIDNEY regarding intellectual property matters relating to the Licensed Technology. If it determined that a license to a third party’s intellectual property may be required to practice the Licensed Technology, PROKIDNEY shall be solely responsible for obtaining such third party license.

SECTION 12 TERMINATION

12.1 Term. The term of this Agreement (“Term”) shall extend from the Effective Date through the commercial life of any Licensed Technology, unless sooner terminated by a Party pursuant to this Section 12.

12.2 Termination for Breach.

a) Upon any material breach of, or default under, this Agreement by DEKA, PROKIDNEY may terminate this Agreement: upon ninety (90) days’ written notice to DEKA. Said notice shall become automatically effective at the end of such period unless, during such period, DEKA shall cure such breach or default.

b) In the event of non-payment, DEKA may upon sixty (60) days’ written notice to PROKIDNEY, terminate this Agreement. Said notice shall become automatically effective at the end of such period unless, during such period, PROKIDNEY shall cure such breach or default.

c) In the event PROKIDNEY fails to proceed for a period of one hundred- eighty (180) days to undertake its obligations under the Development Program as reasonably necessary to achieve the Development Purpose, DEKA may send a notice of termination to PROKIDNEY, and termination shall automatically become effective thirty (30) days following PROKIDNEY’s receipt of such notice, unless PROKIDNEY has cured such breach.

d) DEKA’s rights of termination under Sections 12.2 (b) and (c), above are DEKA’s sole rights of termination under this Agreement.

12.3 Termination for Convenience. PROKIDNEY shall have the right to terminate this Agreement on ninety (90) days’ advance written notice to DEKA. During such ninety (90) day period, PROKIDNEY shall cooperate in good faith with DEKA to wind down the Development Program and PROKIDNEY shall continue to reimburse DEKA pursuant to Sections 3 and 4, but the monthly reimbursements due to DEKA during the ninety (90) day period shall not exceed the average monthly reimbursement rate for the prior three (3) months. Upon DEKA’s receipt of such notice, the termination shall be irrevocable.

12.4 Return of Rights to DEKA. If this Agreement is terminated for any reason while work is ongoing on any Project, then, with respect to such Project: a) the Exclusive Rights and License under Section 8.1 related only to any then-uncompleted Milestones shall terminate, and b) any and all rights in and to all Licensed Technology developed under such Milestones shall be returned to DEKA. All other Exclusive Rights and License under Section 8.1 and rights in and to all Licensed Technology shall continue in perpetuity.

SECTION 13 NOTICE

13.1 Notices. All notices given under this Agreement shall be in writing and shall be given, if to:

If to DEKA, to:

DEKA Research & Development Corp.

340 Commercial Street

Manchester, NH 030101

Attention: President

With a copy to:

Maureen K. Toohey

Toohey Law Group LLC

340 Commercial Street

Manchester, NH 030101

If to PROKIDNEY, to:

PROKIDNEY

329 Westpoint Blvd., Suite G

Winston Salem, NC 27103

Attn: Deepak Jain

With a copy to:

PROKIDNEY

329 Westpoint Blvd., Suite G

Winston Salem, NC 27103

Attn: Tim Bertram

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given: (a) upon delivery, if personally delivered; (b) one (1) Business Day after pre-paid deposit for next Business Day delivery with a commercial courier service (e.g., FedEx); or (c) five (5) Business Days after deposit, postage pre-paid, with first class airmail (which airmail must be certified or registered).

SECTION 14 GENERAL

14.1 Use of Name. Except in furtherance of the obligations owing under, and as contemplated by, this Agreement, no Party to this Agreement shall employ or use the name of the other Party in any promotional materials, advertising, or other publicly communicated materials without the prior written permission of such other Party.

14.2 Indemnification by PROKIDNEY.

a) PROKIDNEY shall indemnify, defend and hold harmless DEKA, its partners, shareholders, members, directors, managers, officers, and employees, from and against any and all demands, claims, actions, suits, proceedings, liabilities, obligations, damages, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) arising out of the following: any claim of a third party (including, without limitation, by any person or entity in connection with the use of Licensed Technology tested or Commercialized by

PROKIDNEY or an Authorized Sublicensee under this Agreement , and any other third party) alleging damages caused by any such Licensed Technology, or any component thereof, alleging product liability, negligence, personal injury, property damage, or any other cause of action of any nature seeking to impose liability.

b) In the event of any claim under Section 14.2(a), DEKA shall promptly notify PROKIDNEY of such claim, PROVIDED that failure to provide such notice shall not release PROKIDNEY from any of its indemnification obligations hereunder unless PROKIDNEY is materially prejudiced by the delay in notification. PROKIDNEY will undertake the defense of any such claim by counsel of PROKIDNEY’s choosing and shall have control of the defense of, and have the right to compromise, any such claim. DEKA will provide PROKIDNEY with all information reasonably requested by PROKIDNEY, and will cooperate with PROKIDNEY in defending such claim. DEKA’s reasonable actual costs in connection therewith will be reimbursed by PROKIDNEY. DEKA, at its sole option, may participate in such defense through separate counsel of its own choosing and at its own cost.

c) Failure to Assume Defense. In the event, PROKIDNEY, within a reasonable time after notice of any such claim, fails to undertake the defense of such claim, DEKA, upon further notice to PROKIDNEY, shall have the right to undertake the defense, compromise or settlement of such claim, subject to PROKIDNEY’s right (and continuing obligation) to assume the defense of such claim, and subject to the DEKA’s right to obtain reimbursement to which it is due from PROKIDNEY.

d) No Dispute Resolution Procedures. The provisions of Section 14.4 hereof regarding dispute resolution shall not apply to disputes with third parties arising out of this Section 14.2, but shall apply in determining the respective obligations of PROKIDNEY and DEKA to one another under this Section 14.2.

14.3 Indemnification by DEKA.

a) DEKA shall indemnify, defend and hold harmless PROKIDNEY, its partners, shareholders, members, directors, managers, officers, and employees, from and against any and all demands, claims, actions, suits, proceedings, liabilities, obligations, damages, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) arising out of any claim by a third party alleging damages caused solely by the use of any Licensed Technology by DEKA, or any licensee of DEKA, outside of the ProKidney Field.

b) In the event of any claim under Section 14.3(a), PROKIDNEY shall promptly notify DEKA of such claim, PROVIDED that failure to provide such notice shall not release DEKA from any of its indemnification obligations hereunder unless DEKA is materially prejudiced by the delay in notification. DEKA will undertake the defense of any such claim by counsel of DEKA’s choosing and shall have control of the defense of, and have the right to compromise, any such claim. PROKIDNEY will provide DEKA with all information reasonably requested by DEKA, and will cooperate with DEKA in defending such claim. PROKIDNEY’s reasonable actual costs in connection therewith will be reimbursed by DEKA. PROKIDNEY, at its sole option, may participate in such defense through separate counsel of its own choosing and at its own cost.

c) Failure to Assume Defense. In the event, DEKA, within a reasonable time after notice of any such claim, fails to undertake the defense of such claim, PROKIDNEY, upon further notice to DEKA, shall have the right to undertake the defense, compromise or settlement of such claim, subject to DEKA’s right (and continuing obligation) to assume the defense of such claim, and subject to the PROKIDNEY’s right to obtain reimbursement to which it is due from DEKA.

d) No Dispute Resolution Procedures. The provisions of Section 14.4 hereof regarding dispute resolution shall not apply to disputes with third parties arising out of this Section 14.3, but shall apply in determining the respective obligations of PROKIDNEY and DEKA to one another under this Section 14.3.

14.4 Mediation.

a) The Parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation for at least forty-five (45) days after such claim or controversy was brought to the attention of the other Party. If such attempts fail, then the dispute will be mediated pursuant to mutually agreeable rules of mediation by a mutually acceptable mediator, having knowledge of commercial matters as contained in this Agreement, to be chosen by the Parties within forty-five (45) days after written notice by one of the Parties demanding mediation. If the Parties are unable to agree on a mutually acceptable mediator, then the Parties agree that the mediator shall be selected by the American Arbitration Association. Neither Party may unreasonably withhold consent to the selection of a mediator, and the Parties will share the costs of the mediation equally. By mutual agreement the Parties may replace mediation with some other form of alternative dispute resolution, such as neutral fact finding or a mini-trial.

b) Any dispute which the Parties cannot resolve through negotiation, mediation or other form of ADR within six months of the date of the initial demand may then be submitted to a court of proper jurisdiction for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party to pursue its legal remedies. Nothing in this Section will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to a Party or to others.

14.5 Independent Contractor. For all purposes related to this Agreement, each Party shall be deemed an independent contractor of the other Party, and nothing in this Agreement shall be deemed to create a relationship of employment or agency, constitute DEKA and PROKIDNEY as partners or joint venturers, or authorize one Party to bind the other to any third party under contract or otherwise, without the express written authorization of the other Party.

14.6 No Further Warranties. Each Party hereto acknowledges and agrees:

a) that no representation or promise not expressly contained in this Agreement has been made by the other Party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement;

b) that this Agreement is not being entered into on the basis of or in reliance on any promise or representation, express or implied, covering the subject matter hereof other than those which are set forth expressly in this Agreement ; and

c) that each Party has had the opportunity to be represented by counsel of its own choice in this matter, including without limitation during the negotiations which preceded the execution of this Agreement.

14.7 DEKA Representations and Warranties. DEKA represents and warrants that:

a) DEKA Products Limited Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of New Hampshire;

b) DEKA Research & Development Corp. is a corporation duly organized, validly existing, and in good standing under the laws of New Hampshire;

c) DEKA has the full right and power to enter into, and perform its obligations under, this Agreement, and that, to the best of its knowledge, there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement; and

d) DEKA is the legal owner of the DEKA Intellectual Property.

e) DEKA represents, warrants and covenants that it is not, and it is not currently using, and will not in the future use, to perform the services hereunder, the services of any person or entity, excluded or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a, as amended, or any similar state law or regulation, excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq., or any state agency from participation in any Federal or state health care program or otherwise disqualified or restricted by the U.S. Food and Drug Administration pursuant to 21 C.F.R. 312.70 or any other regulatory authority (a “Debarred Person”). DEKA further represents, warrants and covenants that, during the term of this Agreement, DEKA will not hire or employ to provide Services under this Agreement any person or entity listed on the General Services Administration’s List of Parties Excluded from Federal Programs or on the U.S. Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals/Entities (each an “Excluded Person”). DEKA shall immediately notify PROKIDNEY in writing if it becomes aware that any person or entity (including DEKA) who is performing services hereunder is or becomes a Debarred Person or Excluded Person, or to its knowledge, if any action, suit, claim, investigation, or other legal or administrative proceeding is pending or threatened, that would make any person or entity (including DEKA) performing services hereunder a Debarred Person or Excluded Person, and DEKA shall ensure that such person or entity does not perform services under this Agreement.

14.8 PROKIDNEY Representations and Warranties. PROKIDNEY represents and warrants that:

a) PROKIDNEY is duly organized, validly existing, and in good standing under the laws of the Cayman Islands;

b) PROKIDNEY has the full right and power to enter into, and perform its obligations under, this Agreement, and that, to the best of its knowledge, there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

14.9 Limitation of Liability Regarding Representations and Warranties. A Party shall have no liability for any breach of any representation or warranty herein, including but not limited to any representations and warranties set forth in Sections 14.6 and 14.7, that exceeds one million U.S. dollars ($USD 1,000,000) in the aggregate.

14.10 Force Majeure. No Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is caused by any reason beyond the Party’s control, or by reason of any of the following: labor disturbances or disputes, accidents, civil disorders, acts of aggression, acts of God, disease, or similar occurrences. This section shall not apply to any obligation to make any payment to the other Party.

14.11 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties have complied and will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including without limitation, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

14.12 Assignment. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by a Party without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld, or delayed, except that PROKIDNEY may assign this Agreement and its rights hereunder to a purchaser of all or substantially all of the assets of PROKIDNEY regardless of the form of the transaction. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.13 Severability. If any part of this Agreement is held (by final judicial decree) void, invalid or unenforceable, such ruling shall not affect the validity or enforceability of the remainder of this Agreement, but such part shall be deemed modified to the extent necessary, in the opinion of the judicial authority, to render such term or condition enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties as set forth in this Agreement.

14.14 Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by an authorized representative of each Party. Further, the Parties agree that the Recitals and the Attachments attached hereto are specifically incorporated into the Agreement by reference herein.

14.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law provision or rule that would cause the application of the laws of any other jurisdiction.

14.16 No Public Announcements. No Party, except as required by law, shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including without limitation its existence, the subject matter to which it relates, or any of its terms, to any amendment hereto or performance hereunder, without the express written permission of the other Party, which permission will not be unreasonably withheld. The Parties expressly agree that PROKIDNEY may disclose the existence of this Agreement, the subject matter to which it relates, its terms, amendments or either Party’s performance hereunder, in each case to the extent such disclosure is required by the Securities Exchange Act of 1934 or any other law (“Required Disclosure”), which may include, without limitation, PROKIDNEY’s filing of this Agreement, or some portion thereof, with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K or other Exchange Act report.

14.17 Compliance with Export Laws. This Agreement is subject to any law, regulation, order or other restriction on the export or re-export of technology licensed under this Agreement as may be imposed from time to time by the governments of the United States, or any other country, or any agency thereof. No Party shall knowingly export or re-export or cause to be exported or re- exported, directly or indirectly, any technology licensed under this Agreement from any other Party to any country for which the United States or any other government, or any agency thereof, requires an export license or other government approval at the time of such export without first obtaining any required license or approval.

14.18 Amendments; Waivers. No provision of this Agreement may be waived except by an instrument in writing executed by the Party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by or on behalf of the Parties.

14.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

14.20 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized officers or representatives.

Date:

DEKA PRODUCTS LIMITED PARTNERSHIP
By DEKA Research & Development Corp., its sole general partner

By:	/s/ Dean Kamen
Dean Kamen, President

Date:

DEKA RESEARCH & DEVELOPMENT CORP.

By:	/s/ Dean Kamen
Dean Kamen, President

Date: January 16, 2022

PROKIDNEY

By:	/s/ Pablo Legorreta
Pablo Legorreta

Signature Page to DEKA PROKIDNEY RDEL Agreement